November 15, 2007 04:01 PM Eastern Time
TCV to Invest $55M in TheStreet.com to Accelerate Growth

NEW YORK--(BUSINESS WIRE)--TheStreet.com, Inc. (NASDAQ: TSCM), a leading financial media company, today announced that Technology Crossover Ventures (TCV), a leading provider of growth capital to late-stage private and public companies, has agreed to purchase a minority stake in TheStreet.com to support the Company’s accelerated expansion strategy.

The investment of $55 million represents the purchase of preferred stock and warrants to purchase shares of common stock. The preferred stock converts into common stock at $14.26 per share. The five-year warrants permit TCV to purchase approximately 1.1 million shares of common stock at an exercise price of $15.686, or a premium of 10%. The preferred stock receives dividends at the same rate as the underlying company’s common shares, and has a one-time liquidation preference.

TheStreet.com’s growth strategy focuses on broadening its content and reach through both organic growth and strategic accretive acquisitions as it seeks to become the premier online destination for money. This investment will accelerate growth and provide TheStreet.com with additional Board expertise, as Jay Hoag, founding general partner of TCV, will join TheStreet.com board.

“TCV is one of the largest private equity and venture capital firms, with a strong reputation and history of success,” said Tom Clarke, chairman and CEO of TheStreet.com. “The confidence TCV has shown in our current and future business models is a firm endorsement of TheStreet.com’s strategy. Our alignment with TCV is a clear indicator of our intention to aggressively move forward with our expansion plans as a leading player in the online financial media sector, and I look forward to working with them on our future strategy.”

The Company has aggressively redefined itself in the online media landscape with such acquisitions as Stockpickr.com - the fastest growing financial social networking Web site; BankingMyWay.com – providing consumers nationwide with the best rates on CDs, savings accounts, interest checking, money markets, mortgage/home equity and auto loans; and Rate-Watch.com – one of the nation’s largest providers of pricing solutions for banks and credit unions. The Company also acquired Promotions.com - a premier one-stop shop for advertisers, advertising agencies and corporations in search of a broad spectrum of innovative, interactive advertising solutions. In the coming months, TheStreet.com will launch a new site, Mainstreet.com and will re-launch its free sites, TheStreet.com and Stockpickr.com, as it enhances its position as the premier destination for money.

“We at TCV view TheStreet.com as a premier financial media company and an industry pioneer,” said Jay Hoag. “Our confidence in TheStreet.com’s growth strategy is based on an appreciation of its strong historical execution and an ability to intuitively navigate marketplace trends. Our investment in the company should further that strategy, allowing TheStreet.com to achieve its full potential. I look forward to working with Tom and entire TheStreet.com Board.”

About TCV

Technology Crossover Ventures (TCV), founded in 1995, is a leading growth equity investor focused on investing in premier later stage technology companies. With $7.7 billion in capital under management, TCV has made growth equity, PIPE and recapitalization investments in over 150 companies leading to 44 initial public offerings and more than 30 strategic sales. Representative investments include Alteon Websystems, Altiris, Automated Trading Desk, CNET, Capella Education Company, eHarmony, Expedia, Fandango, InPhonic, INFONXX, iVillage, Liquidnet, Netflix, RealNetworks, Redback Networks, RiskMetrics Group, Solect Technology,

TradingScreen, Travelport, Webroot and Xylan. TCV has eight partners and is headquartered in Palo Alto, California. For more information about TCV, visit www.tcv.com.

About TheStreet.com, Inc.

TheStreet.com, Inc. (Nasdaq: TSCM) is a leading independent producer of financial news and ratings, business and investment content, and innovative custom advertising solutions. The Company meets a broad scope of consumer, professional, and advertiser demands through multimedia distribution of advertising supported content and services and paid subscriptions. Founded in 1996, TheStreet.com, Inc. pioneered the electronic publishing of financial information on the Internet. Today, TheStreet.com’s proprietary network includes RealMoney.com, Stockpickr.com, TheStreet.com Ratings, BankingMyWay.com and Rate-Watch.com, TheStreet.com TV and Promotions.com, reaching one of the most affluent, influential audiences on the Web. TheStreet.com’s expanding interactive network is revolutionizing the way individuals make financial decisions and the way advertisers engage in online promotions.

Statements contained in this news release not related to historical facts may be deemed forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties (described in the Company’s SEC filings) that could cause actual results to differ.